Exhibit 10.5

DATA CENTER OUTSOURCING SERVICES AGREEMENT

between

ADP, INC.

and

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Dated as of                          , 2007

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	12.2 Site Visits to Data Center	25
	12.3 Audit Rights	25
	12.4 Documentation	25
	12.5 Sarbanes-Oxley	25
13.	Indemnification	25
14.	Limitation of Liability	28
	14.1 Mitigation of Damages	28
	14.2 Limits on Monetary Damages	28
	14.3 No Consequential Damages	29
15.	Insurance	30
16.	Regulatory Compliance/Issues	31
17.	Communications	31
18.	Dispute Resolution	32
19.	Representations & Warranties	33
	19.1 By ADP.	33
	19.2 By BFS.	33
20.	Miscellaneous	34
	20.1 Binding Effect; Assignment	34
	20.2 Cooperation	34
	20.3 Forum for Disputes; Waiver of Jury Trial	34
	20.4 Notices	35
	20.5 Entire Agreement	36
	20.6 Waivers and Amendments	36
	20.7 Governing Law	36
	20.8 Usage	36
	20.9 Sections; Headings	36
	20.10 Interpretation	36
	20.11 Severability of Provisions	37
	20.12 Counterparts	37
	20.13 No Personal Liability	37
	20.14 No Third Party Beneficiaries	37
	20.15 Force Majeure	37
	20.16 Independent Contractor (Non-Agent) Status	38
	20.17 Employees	38
	20.18 Further Assurances	38

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SCHEDULES

Pricing Schedule	SCHEDULE A

Service Description	SCHEDULE B

Governance and Relationship Management Process	SCHEDULE C

Service Levels	SCHEDULE D

BFS Managed Agreements	SCHEDULE E

Early Termination Fee	SCHEDULE F

Key Personnel	SCHEDULE G

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THIS DATA CENTER OUTSOURCING SERVICES AGREEMENT (this “Agreement”) dated as of                     , 2007 between ADP, Inc., a Delaware corporation (“ADP”), and Broadridge Financial Solutions, Inc., a Delaware corporation (“BFS”). Automatic Data Processing, Inc., a Delaware corporation (“ADP Parent”), is countersigning this Agreement to evidence its guaranty of the obligations of ADP hereunder, as provided on the signature page hereto.

WHEREAS, the Board of Directors of ADP Parent has determined that it is in the best interests of ADP Parent to separate the BFS Business (as defined below) and the ADP Business (as defined below) into two independent public companies (the “Separation”) in order to provide greater flexibility for the management, capital requirements and growth of the BFS Business and to allow ADP to focus its time and resources on the development and growth of the ADP Business;

WHEREAS, ADP Parent and Broadridge Financial Solutions, LLC (a Delaware limited liability company, which was, prior to the Effective Date (as hereafter defined), converted from a limited liability company into a Delaware corporation, thereby becoming BFS) have entered into a Separation and Distribution Agreement dated                     , 2007 (as the same may be amended, supplemented, restated and/or modified from time to time, the “Separation Agreement”), in order to carry out, effect and consummate the Separation and the distribution, by dividend, to ADP stockholders of the capital stock of BFS, as more fully defined and described in the Separation Agreement (the “Distribution”);

WHEREAS, the Separation Agreement requires that BFS and ADP enter into this Agreement to properly document the data center outsourcing and related services to be provided by ADP to BFS and the other Service Recipients (as hereafter defined).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein and in the Separation Agreement, and intending to be legally bound hereby, ADP and BFS agree as follows:

1.	DEFINITIONS

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP” has the meaning provided in the Preamble to this Agreement.

“ADP Business” means all businesses and operations of the ADP Group, other than the BFS Business.

“ADP Change Request” has the meaning provided in Section 6(b).

“ADP Change Transaction” has the meaning provided in Section 10.4(b).

“ADP Convenience Termination Fee” has the meaning provided in Section 10.3(b).

“ADP Group” means ADP Parent and each of its Affiliates and Subsidiaries, and any corporation or other entity that may become part of such Group from time to time, other than the BFS Group.

“ADP Indemnified Claim” has the meaning provided in Section 13(b).

“ADP Indemnified Person” has the meaning provided in Section 13(b).

“ADP IP Indemnity” has the meaning provided in Section 13(a)(ii).

“ADP Parent” has the meaning provided in the Preamble to this Agreement.

“ADP Products” has the meaning provided in Section 7.1(b).

“ADP Utility” means ADP’s IT, Engineering and Data Processing group that, among other things, supports the services and operations of the Facilities.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Base Cap” has the meaning provided in Section 14.2(a).

“Base Fee Amount” has the meaning provided in Schedule A.

“BFS” has the meaning provided in the Preamble to this Agreement.

“BFS Business” means all of the ADP and ADP Parent Brokerage Services’ and Securities Clearing and Outsourcing Services’ businesses and operations as at the Distribution, as more fully described in ADP’s Form 10K for the fiscal year ended June 30, 2006.

“BFS Convenience Termination Fee” has the meaning provided in Section 10.3.

“BFS Group” means BFS and each of its Subsidiaries and Affiliates and any corporation or other entity that may become part of such Group from time to time.

“BFS Indemnified Claim” has the meaning provided in Section 13(a).

“BFS Indemnified Person” has the meaning provided in Section 13(a).

“BFS Information” has the meaning provided in Section 7.1(a).

“BFS IP Indemnity” has the meaning provided in Section 13(b)(ii).

“BFS Managed Agreements” has the meaning provided in Section 7.2(a).

“BFS Products” has the meaning provided in Section 7.1(a).

“Change Request” has the meaning provided in Section 6(a).

“Claim Notification Period” has the meaning provided in Section 13(c).

“Confidential Information” has the meaning provided in Section 8.3(a).

“Consequentials” has the meaning provided in Section 14.3(a).

“Consult” (and its derivatives) shall mean an obligation by one Party to keep the other Party informed in reasonably prompt manner of the circumstance or issue in question or to engage in some level of discussion regarding a circumstance or issue raised by the other Party. In no event shall such term in and of itself mean that approval or consent of the Party being Consulted is required.

“Contract Year” means each consecutive 12 month period in the Term, commencing on the Effective Date. When applied to the period following the end of the fifth Contract Year and the end of the Initial Term (i.e., a period less than 12 months in duration), each reference to “Contract Year” herein shall be deemed to include the phrase “(or applicable portion thereof)” immediately following such reference.

“Current Services” shall have the meaning provided in Section 3.1(a).

“Data Center” shall mean the data center facilities owned and operated by ADP in Georgia, USA and shall include, when applicable, the back-up/disaster recovery data center facilities owned and operated by ADP in South Dakota, USA, including any new or replacement facilities established by ADP hereafter that serve similar purposes.

“DC1” shall have the meaning provided in Section 12.1(a).

“Disaster Recovery Plan” has the meaning provided in Section 3.8(a).

“Dispute” has the meaning provided in Section 18(a)(i).

“Distribution” has the meaning provided in the Recitals hereto.

“Effective Date” has the meaning provided in Section 10.1.

“Executive Steering Committee” has the meaning provided in Schedule C..

“Extreme/Radical Failure by ADP” has the meaning provided in Section 3.4(d)

“Facilities” means the Data Center, the property covered by the JSQ Sublease and the other “in-scope” sites/locations identified in Schedule C or the exhibits thereto (including any new or replacement facilities established by the ADP Group hereafter that serve similar purposes).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority.

“Group” means the ADP Group and/or the BFS Group, as the context requires.

“Indemnified Claim” has the meaning provided in Section 13(b).

“Indemnified Person” has the meaning provided in Section 13(b).

“Indemnifying Party” has the meaning provided in Section 13(c).

“Initial Meeting Date” has the meaning provided in Section 18(a)(iii).

“Initial Term” has the meaning provided in Section 10.1.

“Intellectual Property Rights” means: (a) all patents, trademarks, service marks, copyrights, trade secrets and other proprietary rights in intellectual property; (b) all licenses, sublicenses and other agreements or permissions related to the property or rights described in clause (a); and (c) all rights to sue at law or in equity for any infringement or other impairment of any of the property or rights described in clause (a), including the right to collect damages and proceeds therefrom.

“JSQ Sublease” means the sublease by ADP (or its applicable Affiliate) from BFS (or its applicable Affiliate) for portions of the building located at 2 Journal Square Plaza, Jersey City, NJ 07306 that has been or is to be entered into on or about the time of the Distribution.

“Key Personnel” has the meaning provided in Section 3.6(a).

“Losses” has the meaning provided in Section 13(a).

“Managed Vendors” has the meaning provided in Section 7.2(a).

“Management Committee” has the meaning provided in Schedule C.

“New Services” has the meaning provided in Section 3.2.

“Non-Assigned BFS Managed Agreements” has the meaning provided in Section 7.2(c).

“Party” means ADP or BFS, and “Parties” shall mean ADP and BFS.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Personnel” means a designated Party’s employees or independent contractors that are natural persons.

“Regulatory Changes” has the meaning provided in Section 16(a).

“Relevant Period” has the meaning provided in Section 3.4(d)

“Renewal Term” has the meaning provided in Section 10.2.

“Residual Knowledge” has the meaning provided in Section 8.3(f).

“Schedules” means all of the schedules (and any attachments to such schedules) attached to this Agreement.

“Second Tier Dispute Representative” has the meaning provided in Section 18(a)(iii).

“Separation” has the meaning provided in the Recitals hereto.

“Separation Agreement” has the meaning provided in the Recitals hereto.

“Service Credit Cap” has the meaning provided in Section 3.4(b).

“Service Credits” has the meaning provided in Section 3.4(a).

“Service Delivery Committees” has the meaning provided in Schedule T attached hereto.

“Service Level Failures” has the meaning provided in Section 3.4(a).

“Service Recipients” means all entities included within BFS as of the date of Distribution (including the entities that result from any strictly internal reorganization of such entities by BFS), any entities to be included as provided in this Agreement, including without limitation, in accordance with Sections 3.1(b) and 3.1(c), and any other entities mutually agreed upon in writing by the Parties hereafter.

“Services” are, collectively, the Current Services and the New Services.

“SOW” has the meaning provided in Section 6(a).

“Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Term” means the term of this Agreement, commencing on the date hereof and ending at the end of the Initial Term or any Renewal Term in the manner provided in this Agreement, unless earlier terminated in accordance with the terms of this Agreement.

“Termination for Convenience” has the meaning provided in Section 10.3(a).

“Termination Notice Period” has the meaning provided in Section 10.4.

“Third Party IP” has the meaning provided in Section 7.1.

“TSA” means the Transition Services Agreement dated the date hereof between ADP Parent and BFS.

“Work Product” has the meaning provided in Section 7.1(b).

2.	PURPOSE AND GUIDING PRINCIPLES

(a) The purpose and objective of this Agreement is to set forth the terms and conditions under which ADP will: (i) continue to provide the Current Services to the BFS Business; and (ii), after the Distribution, add New Services and increase and/or decrease the volume of the Current Services and New Services. In addition to the principle set forth in Section 2(b) below, the two basic guiding principles of this Agreement are:

(I) The Data Centers and other Facilities shall be under the singular control of and governance by ADP.

(II) The Current Services are, and certain New Services will be (if similar in nature to the Current Services), mission critical to the BFS Business and the proper performance thereof will be vital to the ongoing success of the BFS Business.

(b) It is the Parties’ intent for ADP to meet additional or new Service requirements of BFS without additional charge or entering into an SOW if they can be provided within the current capacity and with the resources available immediately prior to the Distribution (e.g. hardware, software and personnel available for the Base Fee Amount), as more fully described on Schedule A. If a change in requirements by BFS would require resources in addition to those available or would make it possible for ADP to reduce such resources and the Parties agree upon the terms thereof, an SOW will be used to set forth such terms for the increase or reduction of Services, as further provided in Section 6.

3.	SERVICES

3.1 Service Description; Scope

(a) Services/Current Services. “Current Services” are all those services that are being performed for the BFS Business by ADP from the Data Centers and the other Facilities (and any other ancillary ADP officess/locations or portions thereof) immediately prior to the Distribution (but specifically excludes any services performed by ADP that are to be provided pursuant to the TSA, regardless of the location from which such services are provided). The parties have made a good faith effort to identify all of the Current Services on Schedule B. However, in the event there are Current Services provided by ADP that are not listed on Schedule B, they shall nonetheless be included in Current Services and each Party shall promptly notify the other if it becomes aware of any such unlisted Current Services. Disaster recovery services shall also be deemed included in Current Services and not subject to separate charge unless set forth in an SOW regarding changes to disaster recovery services. Schedule C addresses, among other things, increases and decreases in volumes of Current Services, both with respect to any resulting fee adjustments as well as the amount of time which ADP may require in order to implement changes. It is anticipated that ADP will accommodate all increases in Current Services, subject to the procedures set forth in Section 6. In no event will any reduction in Current Services requested by BFS decrease the fees for the Current Services below the Base Fee Amount other than: (i) as specifically set forth in Schedule A; or (ii) as determined in ADP’s sole discretion, because ADP has business requirements unrelated to this Agreement that can be adequately and cost-effectively satisfied by redeployment of the assets that are no longer required under this Agreement as a result of such reduction in requested Current Services by BFS. Any new and/or additional Services will be requested through the change order process set forth in Section 6.

(b) Acquisitions by BFS. BFS will keep ADP promptly informed, on a confidential basis, of material potential/pending acquisitions of businesses or assets if BFS intends to request that such acquired businesses/assets be added as Service Recipients under this Agreement. The Parties will use commercially reasonable efforts to negotiate an SOW if the volume of Services will significantly increase as a result of including such acquired business/assets and/or if New Services will be requested in connection with such acquisitions, but with due regard to the guiding principles set forth in Section 2.

(c) Divestitures by BFS. BFS will keep ADP promptly informed, on a confidential basis, of material potential/pending dispositions of businesses or assets if BFS intends to request that such divested businesses/assets continue to be Service Recipients under this Agreement after such dispositions. In no event shall any such post-divestment provision of Services to a third party go beyond twelve (12) months, unless otherwise agreed to by ADP (which agreement shall not be unreasonably withheld) and such Services shall be provided upon reasonable compensation to ADP from such non-BFS related Service Recipients or BFS. In no event shall ADP be required to incur any costs (including without limitation payment of any fees to obtain any consent or approvals from other third parties to make such post-disposition provision of Services possible) and, subject to the guiding principles set forth in Section 2, ADP shall be compensated on a time and materials basis by BFS (or the purchaser of the divested BFS assets or business) for its efforts in connection with attempting to enable such post-disposition Services. In no event shall ADP be responsible or liable for any failure by it to provide post-disposition Services to any such proposed additional Service Recipients due to matters outside of its control (including without limitation refusals by any other third parties to grant a necessary consent or approval).

(d) BFS Client Terminations. Terminations by clients of BFS that benefit from the Services shall be subject to the change control process of Section 6.

(e) Nonexclusive Agreement. For avoidance of doubt, the Parties acknowledge and agree that this Agreement is non-exclusive. BFS shall not be prohibited by this Agreement from obtaining services during the Term that are identical or substantially similar to (or in lieu of) the Services from sources other than ADP; provided that BFS continues to pay the Base Fee Amount and any other on-going minimum payments (including without limitation any amounts that may be agreed by the Parties for any New Services implemented by ADP, or any recurring fees, or fees to be paid notwithstanding the fact that the associated Services are not used) that are required by the applicable schedules for the Services until termination or expiration of this Agreement in accordance with the terms hereof. Similarly, ADP shall not be prohibited from providing data center outsourcing services to other ADP clients or third parties from the Data Center, the other Facilities or otherwise; provided, that:

(i) no degradation in the quality of the Services or reduction in capacity of Services provided to BFS results from the provision of services to such other ADP clients or third parties; and

(ii) without the prior written consent of BFS, ADP may not provide services similar to the Services that it provides or has provided to BFS in support of the BFS Business under this Agreement to other ADP clients or third parties that are competitors of BFS if the provision of such services is in support of the aspects of the business of such other clients or third parties that are in direct competition with the BFS Business supported by the Services.

3.2 Additional/New Services

The “New Services” are functions and services that BFS hereafter requests ADP to perform or provide from the Data Center and/or the other Facilities (or, if applicable, any associated ADP officess/locations or portions thereof) that are materially different from, and in addition to, the Current Services and which ADP has agreed to provide pursuant to an SOW entered into by the Parties in accordance with Section 6. Assuming relevant financial/business terms can be agreed upon, ADP will use commercially reasonable efforts to accommodate new business requirements or requests of BFS, and to do so in a reasonably prompt manner. ADP agrees to use commercially reasonable efforts to respond promptly if special needs arise from unanticipated, extraordinary events that have an impact on the BFS Business. It is understood and agreed that ADP shall not be obligated to incur any incremental costs with respect to New Services unless they are to be reimbursed in full by BFS. Section 2(b) will apply in determining whether additional fees shall apply to a New Service.

3.3 Service Delivery

(a) ADP shall perform the Services: (i) at least at the same level and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and professionalism as was provided prior to the Distribution (except to the extent otherwise provided in an SOW regarding New Services); and (ii) in accordance with Section 3.4 (including any attachments referred to therein). ADP agrees to use commercially reasonable efforts to: (x) maintain efficient and cost-effective operations; and (y) prevent software viruses and installation or activation of any disabling software.

(b) ADP commits to achieve or maintain ISO 9001 and/or comparable quality management certification and security programs with respect to the people, processes and locations included within the ADP Utility. ADP will reasonably assist BFS in its ISO 9001 and 27001 certification processes in accordance with past practice. ADP will also assist in other quality management certification and security programs of BFS but such assistance may be subject to a SOW or additional fees.

(c) All subcontractors of ADP with access to BFS Information must agree to be bound by a non-disclosure agreement with ADP that includes protection for BFS Information consistent with the obligations under this Agreement. ADP will be liable for actions/omissions of subcontractors to the same degree as it would have been under the Agreement if ADP itself had so acted or failed to act. Any subcontractors engaged by ADP in support of the Services shall be subject to the same level of due diligence and background inquiries as apply to subcontractors engaged by ADP for provisions of any other services or activities applicable to the Facilities, but in no event less than reasonable care and taking into account the type of responsibilities and access to be granted to such Persons.

3.4 Service Levels

(a) The guiding principle in determining Service Levels and the associated Service Credits is based on the negative impact that failure to meet the Service Levels has on BFS. Subject to the remainder of this Section 3.4, Service Credits shall be applied for failing to meet certain Service Levels, and Service Credits may be earned back for providing certain superior service, all as further set forth in Schedule D. The Parties may determine that a Service Credit will be allocated to a first time event of failure or triggered only after a repeated event of failure based on the related, actual impact to the BFS Business. Schedule D sets forth the Service Levels applicable to the Current Services which ADP agrees to adhere to and satisfy, as well as the specific formulas or metrics to determine dollar credits against ADP’s fees for ADP’s failure to satisfy Service Levels (“Service Credits”), and applicable escalation and remedial action procedures in the event of a material failure by ADP to satisfy such Service Levels. New or revised Service Levels for New Services or significant modifications to Current Services will be incorporated into this Agreement pursuant to SOWs in accordance with Section 6 below. ADP will report at least monthly on its performance relative to each

Service Level and all instances of failure to satisfy Service Levels (“Service Level Failures”), provided it also notifies BFS of Service Level Failures promptly upon becoming aware of the same. ADP will perform a root-cause analysis, to include corrective and preventive actions, in the event of any Service Level Failure, and will Consult with BFS regarding the findings and intended corrective/preventive measures to be taken. ADP will also investigate and consider corrective action plans in the event of low or declining Service Level performance. In no event will Service Credits be assessed until the relevant matters are discussed at a meeting of the Management Committee and no Service Credits applicable to any Contract Year will be applied or payable until the end of such Contract Year.

(b) Notwithstanding anything to the contrary contained in this Agreement (except the remainder of this Section 3.4), Schedule D sets forth the maximum aggregate Service Credits for which ADP may be responsible or liable in any Contract Year under this Agreement for Service Level Failures.

(c) With respect to Service Level Failures caused by the gross negligence of ADP or ADP Personnel, the Service Credit Cap shall be equal to the lesser of (i) the amount of direct damages shown to have been caused to BFS by the Service Level Failures and (ii) the applicable liability cap for gross negligence set forth in Section 14. With respect to Service Level Failures caused by the willful misconduct of ADP or ADP Personnel, the Service Credit Cap shall be the amount of direct damages shown to have been caused to BFS by the Service Level Failures.

(d) An Extreme/Radical Failure by ADP (as defined below), except if caused by Force Majeure, shall be deemed a breach of this Agreement for which BFS may terminate the Agreement for cause in accordance with Section 10.4(a). “Extreme Radical Failure by ADP” shall mean a significant Service Level Failure that satisfies (or a combination of Service Level Failures that, taken together, satisfies) all of the following criteria: (i) has a reasonable likelihood of materially impacting BFS’ business and harming BFS’ reputation in its industry; (ii) continues without material abatement for more than the Relevant Period; and (iii) is not caused by actions or directions from BFS, BFS Personnel or any third parties representing, or hired by, BFS. For purposes of the preceding sentence, “Relevant Period” shall mean (with certain examples thereof provided in Schedule C):

(x) eight (8) hours, if the material impact and reputational harm to BFS referred to in clause (i) of the preceding sentence is reasonably likely to result from the Service Level Failure in question if it continues unabated for more than one (1) hour;

(y) three (3) days, if the material impact and reputational harm to BFS referred to in clause (i) of the preceding sentence is reasonably likely to result from the Service Level Failure in question if it continues unabated for more than one (1) day; and

(z) five (5) weeks, if the material impact and reputational harm to BFS referred to in clause (i) of the preceding sentence is reasonably likely to result from the Service Level Failure in question if it continues unabated for more than one (1) week.

(e) ADP agrees to review with BFS the results of the relevant portions of client satisfaction surveys undertaken by BFS with respect to BFS’ clients and to work with BFS in defining action plans, changes and improvements to address issues or concerns detailed in the survey consistent with the practices in effect immediately prior to the Distribution.

(f) The remedy provided to BFS hereunder shall not be exclusive and shall not limit the rights and remedies otherwise available to BFS for failures in providing the Services, however, if any Service Credits have been provided with respect to any failure, such amount shall be deducted from any amounts otherwise recoverable from ADP in respect thereof.

3.5 Transition Plan

The Parties agree to continue to use reasonable commercial efforts to complete any transition of Services to the Facilities that have not been fully completed prior to the Distribution, certain details for which are more fully described in Schedule B.

3.6 Key Personnel

(a) With due regard to the guiding principles in Section 2, ADP will use commercially reasonable efforts to maintain throughout the Term a sufficient number of ADP Personnel supporting BFS matters that have such knowledge of the BFS Business and of the Services provided by ADP to BFS (“Key Personnel”) as reasonably necessary to continue to perform the Current Services and any New Services with the same level of expertise and responsiveness as have been provided by ADP prior to the Distribution. ADP will Consult with BFS regarding any changes to Key Personnel (to the extent practicable, prior to the date of such changes), but shall retain the rights, in its sole discretion, to terminate or reassign Key Personnel. ADP will use commercially reasonable efforts to arrange for appropriate training of, or knowledge transfer to, employees of the ADP Group that are identified as replacements for any Key Personnel. Attached hereto as Schedule G is a list of the positions/job titles of the Key Personnel as of the Effective Date.

(b) Throughout the Term, ADP will include reasonable incentives within the performance based aspects of the compensation arrangements of Key Personnel to help assure satisfactory performance of duties of such Key Personnel as relate to the Services provided to BFS hereunder; it being understood however that ADP shall have full authority over the compensation to be paid to its Key Personnel and the formulation of any such performance-based incentives and the specific weight to be applied thereto.

3.7 ADP Personnel

(a) All Personnel of ADP assigned to matters covered by this Agreement who will have access to BFS’ (including BFS’ clients’) data and/or systems shall be subject to background checks and drug testing in accordance with ADP’s policies in effect on the date hereof (and as may be changed hereafter by ADP in it is sole but reasonable discretion) regarding the positions held by such Personnel of ADP. Such procedures are intended to meet the standards of ADP’s security policies, as such standards may be modified from time to time to improve the security of data in the possession of ADP.

(b) In addition to Key Personnel, each of the ADP Personnel, a material portion of whose responsibilities include supporting the Services provided under this Agreement and who is eligible to receive a bonus, will have as a component of the objectives that he must achieve to receive his full bonus for the year the meeting of Service Levels hereunder; it being understood however that ADP shall have full authority over the compensation to be paid to its Personnel and the formulation of any such performance-based incentives and the specific weight to be applied thereto; provided that ADP agrees that the portion of the bonus impacted by the meeting of Service Levels will, in ADP’s reasonable judgment, provide reasonable and meaningful incentive for quality performance by the applicable ADP Personnel (subject to any additional detail in Schedule D).

3.8 Disaster Recovery (Capacity on Demand)

(a) ADP will maintain a commercially reasonable ‘capacity on demand’ disaster recovery plan (“Disaster Recovery Plan”) further described in Schedule B. The process of declaring a disaster and activating the Disaster Recovery Plan is further set forth in Schedule B. As part of the Services, ADP will follow ADP’s Disaster Recovery Plan. ADP may amend its Disaster Recovery Plan at any time; provided that ADP shall not reduce its disaster recovery ability (including functionality, service levels, recovery times and schedules) to less than the disaster recovery ability in effect pursuant to the Disaster Recovery Plan in existence on the Effective Date. A summary of ADP’s current Disaster Recovery Plan has been provided to BFS and will be made available upon BFS’ written request for such plan in the event of any changes thereto. Changes to the Disaster Recovery Plan that would result in a material impact to the Services or result in additional cost to BFS shall be subject to the procedures of Section 6. Any aspects of the Disaster Recovery Plan that have no effect or bearing on the Services or BFS shall be subject to change in ADP’s sole discretion, but ADP will Consult with BFS regarding any such changes.

(b) ADP shall: (1) test the operability of its Disaster Recovery Plan at least five times per year, with dates to be determined and agreed upon with BFS at least twelve (12) months prior to any such tests; and (2) implement the Disaster Recovery Plan upon the occurrence of a Force Majeure event or other disaster or other circumstances necessitating such implementation. BFS, after consulting with ADP, shall have the right to declare a disaster and activate the Disaster Recovery Plan, as provided further in Schedule B. ADP shall notify BFS of any deficiencies identified by any test of the Disaster Recovery Plan and of the remediation efforts being implemented by ADP to correct such deficiencies. Testing dates must be agreed to in advance by BFS (not to be unreasonably withheld or delayed) with respect to testing that will require involvement by BFS or any of its Personnel or clients. ADP shall Consult with BFS with respect to the results of any such testing, provided (i) any information provided shall be deemed and treated as Confidential Information of ADP, and (ii) information of the type that is currently (i.e., prior to the Distribution) made available to clients or regulatory agencies from Disaster Recovery Plan tests will continue to be provided.

3.9 Assistance with Financial Matters and Planning

ADP will provide: (i) assistance to BFS in connection with financial aspects of using the Services, including cost information for datacom billing for BFS’ clients; and (ii) budgeting/forecasting/strategy planning assistance as it pertains to the use of and available capacity in the Data Center (including utilization measurements annually used by BFS to determine proper cost allocations within and among BFS’ business units and providing estimated computer processing resource utilizations for large prospective clients).

3.10 Facilities

ADP will not provide the Services to BFS from any location other than the Facilities without reasonable prior written notice to BFS. ADP will not provide the Services to BFS from any location outside the U.S. without prior written consent of BFS. Any change in location within the U.S. that requires testing by BFS or its clients or material changes to BFS’ or BFS’ clients’ systems will require prior written consent of BFS, which consent will not be unreasonably withheld or delayed. If any such facility changes requires financial investment or additional expenditures by BFS or BFS’ clients, ADP will be responsible for these investments or expenditures.

4.	ACCESS TO OTHER PARTY’S FACILITIES; SUBLEASE

4.1 Compliance with Other Party’s Policies on Premises

Each Party’s Personnel, while present at the other Party’s locations, shall comply with the policies and security protocols as are generally applicable to other natural persons at such locations. For avoidance of doubt, any Personnel of one Party that will performing their duties in furtherance of or in connection with this Agreement and the Services at a location of the other Party shall be subject to the same policies and security protocols as the full-time Personnel of such other Party at such location. Each Party shall advise the other Party of any material changes to its policies and security protocols in a prompt manner and whether failure to take any particular further action is likely to cause any delays or interruptions in the provision of necessary access of one Party’s Personnel to relevant locations of the other Party, and neither Party shall be responsible for the consequences of any such delays or interruptions if the other Party failed to advise it of any such changes with reasonably sufficient lead-time.

4.2 Sublease; ADP Equipment at BFS

(a) The JSQ Sublease of real property is being entered into on or about the date hereof so as to facilitate performance of certain portions or aspects of the Services. In the event of any conflict between the terms of (or any official policies issued under) the JSQ Sublease, on the one hand, and the terms of Section 4.1 above, on the other hand, the JSQ Sublease shall control and govern.

(b) With respect to any equipment or hardware owned or leased by ADP that is located at locations/facilities of BFS that ADP uses to provide the Services (including, without limitation, the ‘equipment closets’ in BFS locations in Canada), BFS shall provide ample security for such hardware and equipment in accordance with past practice (i.e., prior to the Distribution) and shall provide ADP Personnel access to such equipment and hardware as requested by ADP for maintenance, upgrade, replacements, etc. ADP will not be responsible for any interruption in the Services resulting from refused access to ADP Personnel thereto by BFS or resulting from issues arising within or relating to such BFS locations/facilities (unless such issues are caused by ADP or ADP Personnel).

5.	RELATIONSHIP MANAGEMENT

(a) Attached hereto as Schedule C is the Governance and Relationship Management Process that will apply to this Agreement, including a description of the Executive Steering Committee, Management Committee and Service Delivery Committees to be established and remain in place during the Term, their respective roles and responsibilities and the matters to be addressed by each and the approved processes for day-to-day issues that may arise. Notwithstanding anything which is or may be interpreted to be to the contrary contained in such Schedule, the Parties acknowledge and agree that: (i) ADP will continue to have full management control and final decision making authority over the Facilities; (ii) the Services are essential to the success of BFS day-to-day business; and (iii) it is of high importance for BFS to be kept fully and promptly informed of changed circumstances, and to be Consulted with regarding decisions, that might have a material effect on BFS or the Services.

(b) BFS will be included in the planning process with respect to proposed ADP changes that are reasonably likely to have a material adverse impact on the BFS Business during the implementation of same or thereafter.

6.	CHANGE CONTROL PROCESS/SOW PROCEDURE

The governance procedures of Schedule C shall apply to all matters covered by this Section 6.

(a) By BFS. In the event BFS requests ADP (through the Management Committee) to provide New Services or, as addressed in more detail below, significant modifications to Current Services, which requests shall specify in reasonable detail the nature and scope of the change and the business reason therefor (each, a “Change Request”), and promptly provides ADP any additional information that ADP reasonably requires in order to respond to BFS Change Request, ADP will deliver to BFS within the applicable time periods provided in Schedule C, a response that sets forth:

(i) the description and related details of the requests;

(ii) an analysis of the impact that implementation of the Change Request is likely to have on the existing Services and on Service Levels, if and as applicable;

(iii) a statement of the proposed fees and aggregate costs required to undertake the Change Request, with due regard to the guiding principles set forth in Section 2; and

(iv) a reasonable estimate of the timeframe in which the Change Request would be implemented.

If the Parties mutually agree on the details of a Change Request, then (I) such New Services (or significant modification to Current Services, as the case may be), and all such details (including any applicable fees, costs and Service Levels related thereto) will be included in a Statement of Work or other addendum or amendment to this Agreement (each, an “SOW”) to be signed by both Parties and attached to and made a part of the Agreement, and (II) BFS will pay the fees, if any, and costs for those Services that are set forth in the signed SOW. BFS shall not request, and ADP shall not be obligated to provide, any such New Services or significant modifications to Current Services absent such fully executed SOW. Notwithstanding the foregoing sentence, the Parties agree to make and consider Change Requests in good faith, bearing in mind the guiding principles set forth in Section 2. ADP will advise BFS when it deems a BFS request for a change to the Current Services to be a “significant modification”, but the following items are understood to be so: (x) material increases or decreases in number of BFS’ clients to be covered by the Current Services to the extent such increases/decreases are not sufficiently anticipated/addressed in the current capacity; and (y) partial but material terminations of the Services to be received.

(b) By ADP.. In the event of any intended ADP change to the Facilities, the operation thereof or otherwise which has a reasonable chance of (i) materially and adversely affecting the delivery of the Services to BFS or (ii) resulting in additional cost to BFS or BFS’ clients to accommodate the change, ADP will be required to submit a change request to BFS through the Management Committee which shall be in writing and shall specify in reasonable detail the nature and scope of the change, and the business reason therefor (an “ADP Change Request”). ADP will promptly provide BFS any additional information that BFS reasonably requires in order to respond to the ADP Change Request and BFS will promptly respond to such ADP Change Request taking into consideration the nature of the change and the impact to BFS’ clients (the extent of which may require BFS to require reasonable time to involve such clients). If the Parties mutually agree on the details of an ADP Change Request, then such details (including, if applicable, any changes to fees, costs or Service Levels) will be included in a SOW. BFS shall not be obligated to approve any ADP Change Request absent such fully executed SOW. Notwithstanding the foregoing sentence, the Parties agree to make and consider ADP Change Requests in good faith, bearing in mind the guiding principles set forth in Section 2.

7.	INTELLECTUAL PROPERTY; THIRD PARTY CONTRACTS

7.1 Proprietary Rights; Work Product and Third Party Intellectual Property

(a) All of BFS data, BFS software, proprietary code, scripts and related documentation used to provide the Services (including that which has been developed by the BFS Business and used prior to the Distribution in connection with the BFS Business and has been installed or implemented at the Data Center for ADP to operate on BFS’ behalf), BFS systems, BFS business methods, BFS names, BFS logos and Confidential Information of BFS, including as such data and information is manipulated or processed by ADP in connection with its performance of the Services, is and shall be the exclusive property of BFS (“BFS Information”). To the extent that ownership of any BFS Information does not by law automatically vest in BFS, ADP assigns to BFS, now or upon its creation, without further consideration, all rights, title and interest in such BFS Information, including any copyright, trademark, service mark, trade secret, and other proprietary right relating thereto. All deliverables provided under this Agreement that are modifications or enhancements or derivative works of BFS Information, including, but not limited to any software, error corrections, updates, modifications, configurations, reports, programming documentation, and/or specifications developed or provided by ADP hereunder, as well as any derivative works thereof provided or developed by ADP, as well as any documentation related thereto, and all copies of any of such materials (collectively “BFS Products”) are and shall be the sole and exclusive property of BFS unless specifically provided to the contrary in any SOW. BFS hereby grants to ADP a limited, nonexclusive, nontransferable right to use such BFS Information and BFS Products, but solely to provide the Services to BFS and to utilize in operating the Data Center provided that it is not used to provide services similar to the Services to a competitor of BFS if the provision of such services is in support of the aspects of the business of such competitors that are in direct competition with the BFS Business supported by the Services.

(b) All deliverables provided under this Agreement other than the BFS Products, including, but not limited to any software, error corrections, updates, modifications, configurations, reports, programming documentation, and/or specifications developed or provided by ADP hereunder, as well as any derivative works thereof provided or developed by ADP, as well as any documentation related thereto, and all copies of any of such materials (collectively “Work Product”) are and shall be the sole and exclusive property of ADP unless specifically provided to the contrary in any SOW. All Intellectual Property of any third parties utilized by ADP in the Facilities or otherwise in the performance of the Services (the “Third Party IP”) shall remain the sole and exclusive property of such third parties or the Persons from whom such third parties obtained the right to license same. ADP hereby grants to BFS a limited, nonexclusive, nontransferable right to use such Work Product and to benefit from ADP’s use of the Third Party IP, but solely for the types of transactions and business contemplated by this Agreement, and with respect to Work Product, to continue to use the Work Product after any termination of this Agreement for its internal business purposes consistent herewith.. To the extent that the ownership in any Work Product may not by law automatically vest in ADP, BFS assigns to ADP, now or upon its creation, without further consideration, the ownership of all such Work Product, except to the extent specifically provided to the contrary in any SOW. Notwithstanding any other provisions of this Agreement to the contrary, each Party may utilize freely any and all ideas, concepts, methods, know-how and techniques related to programming and processing of data discovered or developed by it during the Term.. Except for the licenses granted to BFS in this Agreement, BFS will have no interest in any ADP products or services covered by this Agreement or used in the performance of the Services (“ADP Products”) or any Third Party IP. The ADP Products will at all times remain the exclusive, sole and absolute property of ADP or the third parties from whom ADP has obtained the right to use the ADP Products. All rights, title and interest in or to any copyright, trademark, service mark, trade secret and other proprietary right relating to the ADP Products and the related logos, product names, etc., are reserved, and all rights not expressly granted are reserved by ADP and such third parties. BFS may not obscure, alter or remove any copyright, trademark, service mark or proprietary rights notices on any ADP Products. For avoidance of doubt, ADP’s ownership of Work Product shall not transfer to ADP ownership of BFS Information or any right to use BFS Information for any purpose other than performance of the Services.

(c) Notwithstanding anything to the contrary contained herein, the Parties agree that upon termination of this Agreement, (i) ADP shall grant to the BFS Group a perpetual, nontransferable (except as provided below), royalty free world-wide license to use the Work Products (and to permit third parties to possess and use the Work Products for the benefit of the BFS Group) with respect to the BFS Business after the termination of this Agreement and (ii) BFS shall grant to the ADP Group a perpetual, nontransferable (except as provided below), royalty free world-wide license to use: (x) that subset of the BFS Information that consists of BFS software, proprietary code, scripts and related documentation and (y) the BFS Products that are modifications, enhancements or derivative works of such subset of BFS Information (and to permit third parties to possess and use such BFS Information and such BFS Products for the benefit of the ADP Group) with respect to the ADP Business after the termination of this Agreement. The foregoing licenses shall be transferable by each Party solely in connection with a sale of all or substantially all of the assets of the ADP Group or the BFS Group, as applicable. In connection with any termination of this Agreement, each Party shall deliver to the other Party all object code, source code and documentation that exists and is in its possession or control relating to the items that are the subject of the licenses described in this Section 7.1(c) that are to be granted by such Party to the other Party. Neither Party shall unreasonably delay performance of its obligations under this Section 7.1(c).

7.2 BFS Managed Agreements

(a) Schedule E hereto identifies the existing agreements with third party vendors (the “Managed Vendors”) that (i) prior to the Distribution were executed by entities included within the BFS Business, (ii) prior to the Distribution have been managed and administered by ADP outside of the BFS Business and (iii) the Parties intend to continue to be managed and administered by, and assigned to, ADP for the duration of the Term the Term (the “BFS Managed Agreements”).

(b) The Parties shall use commercially reasonable efforts to obtain all required approvals and consents from the Managed Vendors (to the extent such approvals and consents have not been obtained prior to the Effective Date), to allow: (i) BFS (or other applicable member of the BFS Group) to assign the BFS Managed Agreements to ADP or ADP Parent (solely for the purpose of providing Services to BFS and the BFS Group during the Term); and (ii) ADP or ADP Parent to re-assign the BFS Managed Agreements back to BFS (or other applicable member of the BFS Group) upon the termination or expiration of this Agreement.

(c) With respect to any BFS Managed Agreements which cannot be assigned as described above (the “Non-Assigned BFS Managed Agreements”), BFS shall and hereby does designate ADP as BFS’ agent, and ADP hereby accepts such designation and agrees to act as agent of BFS, with respect to the management and administration of the Non-Assigned BFS Managed Agreements including, without limitation, payment of any amounts required by BFS under such agreements and day-to-day interactions with the applicable Managed Vendors. ADP acknowledges that it shall not enter into any amendments or other modifications to the Non-Assigned BFS Managed Agreements without the written approval BFS and that, with respect to all BFS Managed Agreements, it shall keep BFS advised and informed of any material issues arising under or changes contemplated under such agreements.

(d) ADP agrees to re-assign the applicable BFS Managed Agreements back to BFS (or other applicable member of the BFS Group) upon termination of this Agreement, and BFS agrees to assume (or cause the applicable member of the BFS Group to assume) the same; provided that BFS shall not be required to take a re-assignment of any BFS Managed Agreement if: (x) material changes have been made to such BFS Managed Agreements by ADP and the applicable Managed Vendors without first Consulting BFS; and (y) such changes will have a material and adverse effect upon BFS’ ability to utilize such BFS Managed Agreements.

(e) ADP’s indemnification obligations under Section 13(a)(v) below shall not apply to the extent that the matters in question relate to periods prior to ADP’s management and administration of the BFS Managed Agreements.

7.3 Rights Upon Termination

During any eighteen (18) month termination notice period under this Agreement (as described in Section 10), the Parties will cooperate in good faith to identify the Third Party IP which BFS will require rights to in connection with establishment by BFS of its own data center facilities or a transfer of the Services to a third party (or any combination thereof). With respect to any such Third Party IP that is used during the Term solely for the delivery of Services to BFS, ADP will use reasonable commercial efforts to have the relevant third party agreements assigned to BFS (or BFS designee), but in no event shall ADP be responsible for any additional costs or fees in connection with such assignment.

With respect to Third Party IP that is used during the Term both for the delivery of the Services as well as for any other purposes of ADP outside of this Agreement, ADP will use commercially reasonable efforts to assist BFS in its efforts to enter into similar agreements with the relevant third parties, it being understood however that ADP shall not be obligated to share any information with BFS regarding such third parties or such agreements if doing so (x) may reasonably be viewed as a violation of such agreements or (y) is likely, in ADP’s reasonable opinion, to affect adversely its relationship with such third parties. Section 2(b) shall apply to a determination of any additional fees or costs to be charged to BFS for such transition assistance.

8.	DATA PROTECTION & SECURITY; CONFIDENTIALITY

8.1 Data Protection and Security

(a) BFS Information shall be and remain, as between the Parties, the property of BFS. ADP shall not possess or assert any lien or other right against or to BFS Information. No BFS Information, or any part thereof, shall be sold, assigned, leased or otherwise disposed of to third parties by ADP or commercially exploited by or on behalf of ADP.

(b) Upon the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular BFS Information, on such earlier date that such information shall no longer be required by ADP in order to render the Services hereunder, BFS Information (including copies thereof): (i) shall be promptly returned to BFS by ADP in a form reasonably requested by BFS, provided that BFS has given prior approval to any reasonable costs associated with the conversion of BFS Information from the form maintained by ADP; or (ii) if BFS so elects, shall be destroyed by ADP.

(c) Subject to Section 8.3(f), BFS Information shall not be utilized by ADP for any purpose other than that of rendering the Services under this Agreement.

8.2 Safeguarding BFS Data

(a) ADP shall maintain safeguards against the destruction, loss or alteration of BFS Information in the possession or control of ADP which are no less rigorous than those maintained by ADP prior to the Distribution with respect to the BFS Business data, and are no less rigorous than those maintained by ADP for its own information of a similar nature, but in no event shall ADP use less than commercially reasonable efforts to safeguard BFS Information. Certain aspects of the security policies and practices of ADP as of the date hereof are included within Schedule B. ADP will promptly inform BFS of any material changes in the security methods employed by ADP to safeguard BFS Information, unless the change would have a material and adverse impact on BFS or BFS’ Clients, in which case the consent of BFS will be required. ADP will Consult with BFS regarding any changes in the security procedures reasonably requested by BFS. BFS shall have the option of requesting any changes to the security procedures used in connection with the Services being provided to BFS through the change order procedures described in Section 6.

(b) ADP Personnel shall not attempt to access, or grant access to, any BFS Information which they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected): (i) ADP shall immediately report such incident to BFS, describe in detail the accessed BFS Information, and if applicable return to BFS any copied or removed BFS Information; and (ii) ADP shall utilize commercially reasonable efforts, including through systems security measures and reasonable electronic and physical safeguards, to guard against the unauthorized access, alteration or destruction of software and BFS Information, including the installation of applicable software which: (A) requires all users to enter a user identification and password prior to gaining access to information systems; (B) controls and tracks the addition and deletion of users; and (C) controls and tracks user access to areas and features of the information systems.

8.3 Confidential Information

(a) Confidential Information.. ADP and BFS each acknowledge that, in the course of carrying out the transactions contemplated by this Agreement, they will be furnished with, receive or otherwise have access to information of or concerning the other Party which such Party considers to be confidential. As used in this Agreement, “Confidential Information” means all information, in any form, furnished or made available directly or indirectly by one Party, or to which either Party gains access in the course of or incidental to the performance of this Agreement (or in the course of or incidental to the performance of similar services from the Facilities for the BFS Business prior to the Distribution), and that should reasonably have been understood by the recipient (because of legends or other markings, the circumstances of disclosure, or the nature of the information itself) to be confidential to the disclosing Party, an Affiliate of the disclosing Party, or a third party. The terms and conditions and pricing of the Schedules to this Agreement shall be deemed Confidential Information and treated as such. Confidential Information also shall include, whether or not designated as “confidential information,”: (i) BFS Information; (ii) the specifications, designs, documents, correspondence, software, documentation, data and other materials and work products produced by or for either Party under this Agreement; (iii) all information concerning the operations, affairs and businesses of the other Party, the financial affairs of the other Party, and the relations of the other Party with its customers, employees, providers, subscribers, business partners, vendors, regulatory agencies, financial, legal and other professional advisors, consultants, brokers and service providers (including customer lists, customer information (including the names of customers), account information and consumer markets); (iv) software provided to a Party by or through the other Party; (v) personally identifiable information; and (vi) other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived or maintained by either Party under this Agreement.

(b) Obligations. BFS and ADP shall not disclose or provide access to unauthorized parties the Confidential Information of the other Party and shall limit access to Confidential Information to only those with a reasonable need to know such Information to carry out, or use, the Services or otherwise in furtherance of a Party’s obligations hereunder; provided that ADP may disclose such information (except for the terms and conditions and pricing of the Schedules to this Agreement) to properly authorized subcontractors as and to the extent necessary for performance of the Services, and BFS may disclose such information (except for the terms and conditions and pricing of the Schedules to this Agreement) to third parties as and to the extent necessary for the conduct of its business, where in each such case, the receiving entity first agrees in writing to obligations substantially similar in effect to those contained in this Section 8.3. Neither Party shall use the other Party’s Confidential Information except as specifically permitted herein.

(c) Notice of Disclosure. In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall: (i) notify the furnishing Party upon becoming aware thereof; (ii) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (iii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (iv) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

(d) Return or Destruction.. As requested by BFS during the Term, or upon expiration or any termination of this Agreement, ADP shall return or destroy, as BFS may direct, all material in any medium that contains, refers to, relates to, or is derived from Confidential Information of BFS, and retain no copies other than as required by ADP’s record retention policies.

(e) Exclusions.. Section 8.3(b) shall not apply to any particular information which ADP or BFS can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it without obligation of confidentiality (excluding any such information obtained by a Party from the other Party prior to the Distribution); (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party:

(I) as required by law (except with respect to those laws and regulations described in item (II) below), to satisfy any legal requirement of a competent government body; provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to help assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; or

(II) as required pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system or federal or state securities laws; provided that the Parties shall cooperate to minimize disclosure (e.g., redaction) consistent with such agreements, rules, laws, and regulations, including that the disclosing Party shall notify the other Party as soon as reasonably practicable before such disclosure.

Further, a Party shall not be considered to have breached its obligations under this Section 8.3 for disclosing Confidential Information to its attorneys, auditors and other professional advisors in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors and/or such advisors owe professional confidentiality obligations to such Party.

(f) Independent Development or Acquisition, and Residual Knowledge. The terms of confidentiality under this Agreement shall not be construed to limit either Party’s right to independently develop or acquire products without use of the other Party’s Confidential Information. Further, either Party shall be free to use for any purpose the residual knowledge resulting from access to or work with such Confidential Information, provided that such Party shall maintain the confidentiality of the Confidential Information as provided herein. The term “Residual Knowledge” means general knowledge, skills and experience in non-tangible form that relate to the business activities of the Party receiving Confidential Information hereunder, which may be retained in the minds of persons who have had access to the Confidential Information, provided that residual knowledge does not contain any information that is intentionally memorized and does not include Confidential Information of a third party.

9.	NON-SOLICITATION OF PERSONS

Except as otherwise specifically contemplated under Section 10.6 (or elsewhere in this Agreement) in connection with a transition prior to termination or expiration of this Agreement and except as consented to in advance by the other Party, during the Term of this Agreement and for two (2) years thereafter, neither Party shall solicit the employment of any Personnel of the other Party who is or was materially involved in the transactions covered by this Agreement. The foregoing shall not apply to: (i) solicitations by other unrelated business units, areas or divisions of each Party, provided that such other units, areas or divisions did not receive information regarding any prospective employee from the business unit, area or division that is involved with the transactions contemplated by this Agreement; or (ii) situations in which it was clearly the Personnel of one Party (as opposed to the other Party) that first solicited the other Party and initiated conversations regarding his or her desire to be employed by the other Party.

10.	TERM; EARLY TERMINATION; TERMINATION FOR CAUSE

10.1 Term

This Agreement shall take effect on the date of the Distribution (the “Effective Date”), and shall have a firm initial term ending on June 30, 2012 (the “Initial Term”), unless terminated earlier in accordance with this Agreement.

10.2 No Obligation to Renew

IN NO EVENT SHALL EITHER PARTY BE OBLIGATED TO ENTER INTO ANY RENEWAL OF THIS AGREEMENT BEYOND THE INITIAL TERM.

However, in light of the significant lead time that will be necessary for BFS to arrange for alternative sources for services similar to the Services, the Parties agree to the following procedures for determining whether a renewal of this Agreement will be entered into: No later than the third anniversary of the Effective Date, BFS shall indicate in a written notice to ADP if it has an interest in pursuing a renewal of this Agreement beyond the Initial Term. If BFS indicates such interest, ADP shall provide a written response to BFS within thirty (30) days of its receipt of the notice from BFS indicating whether ADP does or does not share such interest in a renewal. If both Parties have indicated an interest in a renewal, they shall attempt in good faith to negotiate any new or changed terms and conditions, if any, to apply to such renewal term during the sixty (60) day period after BFS has received ADP’s written response. If the Parties are unable to reach agreement during such sixty (60) day period (or any agreed upon extension thereof, if any), this Agreement will expire at the end of the Initial Term.

10.3 Early Termination/Termination for Convenience

BFS may terminate this Agreement for convenience (i.e., a termination, other than for cause, whose effective date does not coincide with the end of the Initial Term (“Termination for Convenience”)) at any time upon no less than three (3) months prior written notice, subject to payment of the fee to ADP (the “BFS Convenience Termination Fee”) as provided in accordance with the provisions set forth in Schedule F; provided, however, that BFS must provide no less than eighteen (18) months prior notice if ADP is to have any responsibility to assist BFS in the resulting transition off of the Services to the extent that it is not commercially reasonable to provide such assistance with the resources then currently deployed.

10.4 Termination for Cause

A Party may terminate this Agreement for cause without the payment of any fee or charge or other liability in respect of such termination upon the occurrence of any of the following events:

(i) an Extreme/Radical Failure by ADP;

(ii) a Force Majeure event that results in a termination right as set forth in Section 20.15;

(iii) a Party breaches this Agreement, such breach results in a material adverse effect on the other Party, and the breaching Party fails to cure such material breach within thirty (30) days of its receipt of written notification thereof from the other Party (or within sixty (60) days of such receipt, if a reasonable plan for cure of such breach has been established by the breaching Party and substantial progress has been made in the implementation thereof by the end of such initial thirty (30) day period), or if once cured the same breach occurs again with a material adverse effect on the other Party; provided; that, a termination for cause right by ADP under this Section 10.4(iii) shall be limited to breaches by BFS of its fee payment obligations under this Agreement; and

(iv) a Party commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Act or any state bankruptcy law that is not dismissed within sixty (60) days, or becomes insolvent, or has any substantial part of its property become subject to any levy, seizure, assignment, application or sale for or by any creditor or governmental agency;

In any of the events described in clauses (i), (ii), (iii) and (iv) above occur with respect to one Party, the other Party, at its option, may upon written notice thereof provided to the other within ninety (90) days of the event giving rise to the termination event (or with respect to a breach with an associated cure period, the lapse of the cure period), terminate this Agreement. Each right to terminate for cause that is not exercised within such ninety (90) day period shall lapse and be of no further force or effect.

All terminations for cause (by either Party) will include eighteen (18) months of transition time prior to the effectiveness of the termination (the “Termination Notice Period”). If BFS falls behind in payment more than two (2) months of fees during a termination transition period, ADP can terminate on thirty (30) days’ prior written unless cured prior to end of such thirty (30) days (except for amounts that are subject to a good faith dispute for which BFS has provided notice to ADP in reasonable detail). If the initial basis for a termination for cause by ADP was non-payment of fees by BFS, ADP may require prepayment of charges for Services, monthly in advance, as a condition for such assistance and continued Services.

In the event that BFS terminates this Agreement as a result of an Extreme/Radical Failure by ADP, ADP shall be liable for the costs to BFS to convert off the Services to a new provider, including the reasonable cost of advisors involved in the negotiation of the replacement services, and the difference between the cost of the new services that will replace the Services from the point of conversion to such services, including any costs of conversion, through the end of the Term. BFS will be obligated to mitigate such costs as set forth in Section 14.1.

In the event that a Party elects to exercise its right of termination hereunder, such Party shall not be prohibited from exercising any and all other rights and remedies otherwise available to it at law or in equity.

10.5 Obligations of Parties upon Termination

Neither ADP’s level of performance nor BFS’ cooperation and payment obligations will be reduced during any Termination Notice Period.

10.6 Transition During Termination Notice Period.

(a) During the Termination Notice Period, ADP will identify ADP Personnel that BFS will be permitted to approach to discuss BFS employment opportunities. ADP covenants that the group so identified will have the skills and experience reasonably necessary for BFS to establish its own data center or manage a relationship with a new third party provider (assuming all such identified Personnel accept employment offers from BFS).

(b) During the Termination Notice Period, ADP shall provide the assistance described in Section 7.3 regarding Third Party IP. In addition, both Parties shall use reasonable commercial efforts in planning BFS transition off of the Services.

(c) BFS will have the right to obtain the BFS Information and other intellectual property which it owns (or to which it has applicable license rights) in any reasonable form it specifies, including the BFS Products, provided that any material additional costs incurred by ADP in satisfying such request shall be reimbursed by BFS if the format requested results in material added cost to ADP.

(d) In the event of an emergency in which BFS is unable to commence alternative services as of the end of the Termination Notice Period, ADP will reasonably accommodate BFS’ need to continue receiving the Services for a limited extension period (not to exceed twelve (12) months), subject to the Parties mutual agreement on the financial terms thereof (taking into account ADP’s resource requirements to do so and the costs thereof).

11.	FEES; FINANCIAL CONSIDERATIONS

11.1 Fee Schedule

Schedule A sets forth the Base Fee Amount for the Current Services and agreed principles and methodologies for changes thereto. Fees, if any, for New Services or fees for expansions of the Current Services beyond the scope established in Section 2(b) shall be set forth in the applicable SOWs.

11.2 Invoicing and Payment Conditions

(a) Invoices for the Base Fee Amount (and for any additional fees which have previously been invoiced pursuant to Section 11.2(b)) shall be issued monthly and provided to BFS by the first day of the month following the month to which such fees relate. Such invoices shall be payable by wire transfer to ADP no later than 10 days from receipt of the invoice, absent good faith dispute for which written notice has been provided by BFS to ADP.

(b) The first time that ADP charges BFS for any particular additional fees, ADP shall issue an invoice therefor to be provided to BFS by the fifteenth day of the month following the month to which such additional fees relate. Such invoices shall be payable by wire transfer (or other method mutually agreed by the Parties) no later than 10 days from receipt of the invoice, absent good faith dispute for which written notice has been provided by BFS to ADP.

(c) At the end of each ADP fiscal year during the Term, the Base Fee Amount shall be revised to include all additional fees that came into effect during such fiscal year pursuant to the procedures in Section 6 and as otherwise may be agreed by the Parties. Additional necessary invoices and associated payment terms may be set forth in Schedule A.

(d) If BFS fails to pay any amount hereunder when due (assuming timely receipt of the applicable invoice and except with respect to amounts that are the subject of a good faith dispute for which written notice has been provided by BFS to ADP), BFS, on written demand, shall pay interest at the rate of .50% (fifty basis points) per month (or the maximum allowed by law if less) on such past due amount from the twentieth (20th) day after the due date thereof until the payment date. BFS shall reimburse ADP for any expenses incurred, including interest and reasonable attorney fees, in collecting amounts due ADP hereunder.

11.3 Taxes

BFS shall pay all taxes and similar charges, however designated, which are imposed by any Governmental Authority by reason of BFS’ receipt of the Services hereunder except for income taxes payable by ADP on amounts earned by ADP or property taxes payable by ADP on property owned by ADP. Without limiting the foregoing, BFS shall promptly remit the sales taxes charged by ADP or, if applicable, issue to ADP a properly executed exemption certificate valid in the state or states at issue. ADP shall not charge BFS for sales taxes on any charges determined to be taxable by ADP without contacting BFS first and requesting a tax exemption certificate, claim letter or similar document. If ADP underpays or overpays such sales taxes, BFS shall be responsible for promptly paying any shortfalls for sales tax, interest and penalties and for collecting any refunds from the appropriate taxing authority; provided, however, if such underpayment is solely the result of the negligence of ADP, ADP shall be responsible for any penalties associated with such underpayment.

12.	AUDITS REPORTS, SITE VISITS, DOCUMENTATION

12.1 SAS 70 Type II Reports.

(a) ADP will provide its standard SAS 70 Type II reports for the Data Center in Georgia (“DC1”) twice a year in electronic form directly to BFS. These reports will be dated March 31, 20xx (available on or about 5/15/20xx) and September 30, 20xx (available on or about 11/15/20xx) and they will be prepared by a nationally recognized public accounting firm which will be chosen by ADP. These standard SAS 70 Type II reports will be provided free of charge and copies thereof may be provided to BFS’ clients. In the event that the DC1 SAS 70 Type II report contains a qualified opinion, ADP will Consult with BFS to review the control deficiencies that gave rise to the qualified opinion and ADP, in its reasonable discretion and using commercially reasonable efforts, will implement appropriate actions to remedy any control deficiencies and related testing exceptions that gave rise to the qualified opinion. BFS will endeavor to aggregate specific issues and control objectives raised by its clients (rather than raising client-by-client issues on a piecemeal basis). If BFS wants to have ADP’s chosen SAS 70 public accounting provider perform additional procedures outside the scope of the standard DC1 SAS 70 Type II report provided by ADP then BFS has the right to cause ADP to retain ADP’s then current provider to perform an “agreed upon procedures review” to resolve any of their outstanding concerns with respect to the internal controls. Additionally, BFS may have ADP engage ADP’s chosen SAS 70 public accounting provider to perform an additional standard DC1 SAS 70 Type II report dated a different date than specified above. In the situations described in the two immediately preceding sentences, BFS will pay all costs associated with the agreed upon procedures review or additional standard SAS 70 Type II report, as applicable.

(b) ADP will provide support to BFS’ chosen public accounting firm for performance by such firm of not more than two SAS 70 Type II reports annually for BFS in the same manner as provided prior to the Distribution. This support will be provided solely for processes, controls and objectives outside of the scope of the ADP-provided SAS 70 Type II report covering DC1. For the purposes of controls at DC1, BFS and their chosen public accounting firm will be provided (without retesting of controls) with the ADP issued SAS 70 Type II report. BFS’ chosen public accounting firm will not be given access to, or the right to perform audit or other procedures in, any ADP data center (other than the premises covered by the JSQ Sublease for purposes of having access to ADP Personnel). BFS will be responsible for all costs related to their SAS 70 Type II reports which they will engage a public accounting firm to prepare. The support which ADP provides to BFS and its public accounting firm will be included in the Base Fee Amount to the extent that the support is: (i) for no more than two (2) BFS SAS 70 Type II reports per year; (ii) for processes, controls and objectives outside the scope of the standard DC1 SAS 70 Type II reports provided by ADP; and (iii) limited in scope and duration consistent with past practices and taking into account the guiding principles of Section 2.

12.2 Site Visits to Data Center

BFS and BFS’ clients and potential clients that sign an ADP non-disclosure agreement and regulatory authorities will be given tours of the Data Center as reasonably required upon reasonable advance written notice by BFS and subject to reasonable rescheduling by ADP.

12.3 Audit rights

(a) ADP shall reasonably accommodate audits of any of ADP’s systems in the Facilities by any clients of BFS that possess such rights prior to the Distribution, as evidenced by documentation to be provided to ADP by BFS, and as required by BFS’ regulators, upon reasonable advance written notice by BFS and subject to reasonable rescheduling by ADP. Any additional systems audits for BFS’ clients will require a prior written request by BFS and prior approval by ADP, which approval shall not be unreasonably withheld if the scope and details regarding such request are substantially similar to the rights granted to the clients referred to in the immediately preceding sentence.

(b) In the event of a significant breach of ADP security or significant error in the Services, upon the request of BFS or BFS’ client(s), ADP shall engage a nationally recognized public auditing firm to conduct an appropriate investigation and analysis into such events and the root causes thereof. ADP shall use commercially reasonable efforts to implement such changes as may be recommended by such firm to help ensure that such error or breach is not repeated.

12.4 Documentation

ADP will make available to BFS, upon request of BFS, supporting documentation and information regarding: (i) Services the fees for which vary based upon usage volumes/levels, if applicable, and (ii) any incremental fees that have been charged to BFS but that have not been approved pursuant to an SOW. Such documentation and information shall be available for review and inspection during normal business hours and upon reasonable advance notice by employees of BFS. ADP will not unreasonably refuse to make available: (A) such other information relating to BFS’ use of the Services provided under this Agreement as reasonably required by BFS or (B) any other information requested by any regulatory authority. Notwithstanding the foregoing, in no event shall ADP be required to share or disclose any information regarding its costs for the Data Center or the costs of any of assets, products or licenses utilized by ADP in the performance of the Services.

12.5 Sarbanes Oxley

Consistent with current practices, ADP shall provide support to BFS for its procedures related to the Sarbanes-Oxley Act of 2002, as may be amended from time to time, on a quarterly basis.

13.	INDEMNIFICATION

(a) Subject to Section 14, ADP will indemnify, defend and hold harmless BFS and its Affiliates and each of their officers, directors, employees, agents, successors and assigns

(each, a “BFS Indemnified Person”) from any and all losses, liabilities, damages, costs and expenses, including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties (collectively, “Losses”) due to, arising from or relating to third party claims, demands, actions or threat of action (whether in law, equity or in an alternative proceeding and whether groundless or otherwise) arising from or relating to: (i) ADP’s actual or alleged breach of any warranty set forth in this Agreement or any Schedule(s); (ii) any actual or alleged infringement, violation or misappropriation of the Intellectual Property Rights of any third person by ADP or ADP Personnel (“ADP IP Indemnity”); (iii) the negligent, willful or reckless acts or omissions of or by ADP or any ADP Personnel; (iv) death, personal injury, bodily injury or damage to tangible/physical property caused by ADP or any ADP Personnel; and (v) except as provided in Section 7.2, any non-compliance by ADP with the terms of the BFS Managed Agreements (collectively, “BFS Indemnified Claim”).

(b) Subject to Section 14, BFS will indemnify, defend and hold harmless ADP and its Affiliates and each of their officers, directors, employees, agents, successors and assigns (“ADP Indemnified Person”) from any and all Losses due to, arising from or relating to third party claims, demands, actions or threat of action (whether in law, equity or in an alternative proceeding and whether groundless or otherwise) arising from or relating to: (i) BFS actual or alleged breach of any warranty set forth in this Agreement or any Schedule(s); (ii) any actual or alleged infringement, violation or misappropriation of the Intellectual Property Rights of any third person by BFS or BFS Personnel (“BFS IP Indemnity”); (iii) the negligent, willful or reckless acts or omissions of or by BFS or any BFS Personnel; (iv) death, personal injury, bodily injury or damage to tangible/physical property caused by BFS or any BFS Personnel (collectively, “ADP Indemnified Claim”). A BFS Indemnified Claim and a ADP Indemnified Claim may be referred to herein as an “Indemnified Claim;” and a BFS Indemnified Person and an ADP Indemnified Person may be referred to herein as an “Indemnified Person.”

(c) If any Claim is commenced against an Indemnified Person and the Party to this Agreement related to such Indemnified Person reasonably believes such Claim is an Indemnified Claim, written notice thereof shall be given to the other Party (“Indemnifying Party”) within a reasonable time appropriate to the substance of the Claim, not to exceed thirty (30) days of receipt of the Claim by the Indemnified Person (the “Claim Notification Period”). Failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has actually been prejudiced as a result of such failure. To the extent received, the Indemnified Person shall deliver copies of all notices and documents related to the Claim, including court papers, to the Indemnifying Person within seven (7) days of the Indemnified Person’s receipt thereof.

(d) After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Person that the claim is an Indemnified Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice delivered to the Indemnified Person not less than ten (10) days prior to the date on which a response to such Claim is due (provided that the Indemnifying Party has received notice of the Claim more than ten days prior to the date on which a response to such Claim is due), to immediately take full control of the defense and investigation of such Indemnified Claim and to select and engage attorneys reasonably satisfactory to the Indemnified Person to handle and defend the same, at the Indemnifying Party’s sole cost and expense.

(e) The Indemnified Person shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such

Indemnified Claim and any appeal arising therefrom; provided, however, that the Indemnified Person may, at its own cost and expense, participate, through the Indemnified Person’s own attorneys or otherwise, in such investigation, trial and defense of such Indemnified Claim; and any appeal arising therefrom. The Indemnifying Party will bear the costs of counsel engaged by the Indemnified Person by reimbursing the Indemnified Person, as such costs are incurred and upon request therefor, if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Person would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Person; (ii) the Indemnifying Party has failed to engage counsel reasonably satisfactory to the Indemnified Person within thirty (30) days after the Indemnifying Party has received notice of an Indemnified Claim; or (iii) if BFS and ADP are parties to an action, proceeding or investigation and the Indemnified Party wishes to pursue additional or different claims and/or defenses unavailable to, or not pursued by, the Indemnifying Party.

(f) If the Indemnifying Party does not assume full control over the defense of an Indemnified Claim, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Person shall have the right to defend the Indemnified Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and the Indemnifying Party will bear the costs incurred by the Indemnified Person in connection therewith by reimbursing the Indemnified Person, as such costs are incurred and upon request therefor.

(g) The Indemnified Person shall not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. The Indemnifying Party shall not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not the Indemnified Person is an actual or potential party to such claim, action or proceeding without the Indemnified Person’s written consent, which consent shall not be unreasonably withheld, delayed, or conditioned provided, however, that the Indemnified Person may withhold, delay and/or condition its consent to any settlement of a Claim, in its sole and absolute discretion, if:

(i) such settlement (A) adversely affects any rights of the Indemnified Person, including any rights with respect to work product under this Agreement, (B) imposes any actual or potential liability upon the Indemnified Person, or (C) contains or implies a factual admission of wrongdoing by or with respect to the Indemnified Person or any adverse statement or implication with respect to the character, professionalism, due care, loyalty, expertise, or reputation of Indemnified Person; or

(ii) the Indemnifying Party and all plaintiffs or claimants do not affirmatively and unconditionally absolve and release the Indemnified Person from any responsibility or liability with respect thereto and the subject matter thereof;

provided, however, that if the Indemnified Person unreasonably withholds its consent to the settlement of an Indemnified Claim proposed to the Indemnified Person by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnified Person for such Indemnified Claim shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnified Party with respect to such Indemnified Claim through the date on which such consent was requested.

(h) With respect to any indemnification contained in this Agreement (and any mitigation efforts that may be described therein), if mitigation requires the expenditure of out-of-pocket costs by the Indemnified Person, then the Indemnified Person shall first advise the Indemnifying Party of such costs in writing, and if the Indemnifying Party authorizes such expenditure, then the Indemnified Person shall proceed with such mitigation and the Indemnifying Party shall reimburse the Indemnified Person such expenditure, and if the Indemnifying Party does not authorize such expenditure, then the Indemnified Person shall not be required to proceed with such mitigation or such expenditure.

14.	LIMITATION OF LIABILITY

14.1 Mitigation of Damages

Subject to the provisions of Section 13(h), ADP and BFS will each use reasonable efforts to mitigate any potential damages or other adverse consequences arising from or related to any breach of this Agreement or failure in providing the Services.

14.2 Limits on Monetary Damages

(a) (i) Notwithstanding anything to the contrary contained in this Agreement, ADP’s liability to BFS under the Agreement for damages (monetary or otherwise) under any circumstances for claims of any type or character arising from or related to the Agreement or the Services will be limited in each instance to the amount of actual damages incurred by BFS; provided, however, that:

(A) the foregoing clause is not intended to relieve ADP of the obligation to issue Service Credits in accordance with Section 3.4 or the Schedules referred to in such Section, and if provided to BFS, shall be deducted from any amount available for actual damages;

(B) ADP’s aggregate liability hereunder with respect to any Contract Year (other than liability under or for (I) Section 13(a)(ii) (ADP IP Indemnity), (II) Section 13(a)(iv) (death, bodily injury and property damage indemnity), (III) Section 8.3 (Confidential Information) and (IV) ADP’s willful misconduct, termination of the Agreement other than as permitted herein (i.e., repudiation/wrongful termination of the Agreement by ADP) or gross negligence) will not exceed an amount equal to the aggregate fees paid by BFS under this Agreement during the prior Contract Year (provided that in the first Contract Year, such amount shall be equal to the Base Fee Amount in effect on the Effective Date (each such Contract Year amount, the “Base Cap”)); and

(C) if BFS continues to receive Services, any such monetary damages may, at BFS option, be paid to BFS by way of a credit against future fees payable under this Agreement.

(ii) With respect to direct damages caused by ADP’s gross negligence (to the extent permitted by applicable law) and damages resulting from a breach by ADP of its confidentiality obligations under Section 8.3, ADP’s aggregate liability hereunder with respect to each Contract Year shall be an amount equal to three (3) times the applicable Base Cap.

(iii) No liability limitation will apply to: (A) ADP’s liability under Section 13(a)(ii) (ADP IP Indemnity) or (B) ADP’s liability for direct damages under or for: (x) Section 13(a)(iv) (death, bodily injury and property damage indemnity) or (y) ADP’s willful misconduct or termination of the Agreement other than as permitted herein (i.e., repudiation/wrongful termination of the Agreement by ADP).

(b) BFS’ liability to ADP under the Agreement for damages (monetary or otherwise) under any circumstances for claims of any type or character arising from or related to the Agreement or the Services, will be limited in each instance to the amount of actual damages incurred by ADP, provided, however, that:

(i) BFS’ aggregate liability hereunder with respect to any Contract Year (other than BFS liability under or for: (A) payment of fees hereunder, (B) Section 13(b)(ii) (BFS IP Indemnity), (C) Section 13(b)(iv) (death, bodily injury and property damage indemnity) and (D) BFS willful misconduct or gross negligence) will not exceed an amount equal to the aggregate fees paid by BFS under this Agreement during the prior Contract Year, provided that in the first Contract Year, such amount shall be deemed to be equal to the initial Base Cap (as set forth in Section 14.2(a)(i)(C));

(ii) With respect to direct damages caused by BFS’ gross negligence (to the extent permitted by applicable law) and damages resulting from a breach by BFS of its confidentiality obligations under Section 8.3, BFS’ aggregate liability hereunder with respect to each Contract Year shall be an amount equal to three (3) times the applicable Base Cap; and

(iii) No liability limitation will apply to: (A) BFS’ liability to pay fees hereunder; (B) under Section 13(b)(ii) (BFS IP Indemnity); (C) BFS’ liability for direct damages under or for: (x) Section 13(b)(iv) (death, bodily injury and property damage indemnity) or (y) BFS’s willful misconduct.

14.3 No Consequential Damages

(a) EXCEPT AS IS EXPLICITLY PROVIDED IN PARTICULAR PROVISIONS OF THIS AGREEMENT BY REFERENCE IN SUCH PROVISION TO THE TERM “CONSEQUENTIALS”, NEITHER ADP NOR BFS WILL BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES (INCLUDING LOST PROFITS) (COLLECTIVELY, “CONSEQUENTIALS”) THAT THE OTHER PARTY MAY INCUR OR EXPERIENCE IN CONNECTION WITH THE AGREEMENT OR THE SERVICES, HOWEVER CAUSED AND UNDER WHATEVER THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) The Parties acknowledge that breach of Section 8.3 (Confidential Information) shall not be subject to this Section 14.3, provided that a Party’s liability for Consequentials for breach of such Section 8.3 shall be subject to the limitation on monetary damages set forth in Section 14.2. For the avoidance of confusion, the immediately preceding sentence in this Section 14.3(b) creates a limited exception to the no Consequentials rule set forth in Section 14.3(a), which exception is limited by the limitation on monetary damages contained in Section 14.2. Further, the Parties agree that payments required to be made by a Party hereunder to a third party for damages of a Consequential nature suffered by that third party shall be deemed direct damages to such Party to the extent caused by a breach of Section 8.3 by the other Party. The Parties agree that Section 14.3(a) shall not apply to the Parties’ respective obligations under the ADP IP Indmenity and the BFS IP Indemnity.

15.	INSURANCE

(a) During the term of this Agreement, ADP, directly or through the insurance programs of ADP Parent (and all references to “ADP” in this Section 15 shall be deemed a reference to “ADP or ADP Parent”, as the context so requires) shall maintain the following insurance coverage in at least the following amounts:

(i) Workers’ Compensation with statutory limits required by each state exercising jurisdiction over the ADP associates engaged in performing Services under this Agreement.

(ii) Employer’s Liability coverage with a minimum limit of $500,000 for bodily injury by accident or disease.

(iii) Commercial General Liability coverage (including products and completed operations, blanket or broad form contractual, personal injury liability and broad form property damage) with minimum limits of ten million dollars ($10,000,000) per occurrence for bodily injury/property damage and ten million dollars ($10,000,000) for personal injury and products/completed operations.

(iv) Business Automobile Liability coverage (covering the use of all owned, non owned and hired vehicles) with minimum limits (combined single limit) of one million dollars ($1,000,000) for bodily injury and property damage.

(v) Excess or Umbrella Liability coverage with a minimum limit of two million dollars ($2,000,000) coverage in excess of the coverage as set forth in items 2, 3, and 4 above.

(vi) Employee Dishonesty (Fidelity) and Computer Crime coverage (for losses arising out of or in connection with any fraudulent or dishonest acts committed by employees of ADP, acting alone or in collusion with others) with a minimum limit of twenty-five million dollars ($25,000,000).

(vii) Errors & Omissions coverage in the amount of ten million dollars ($10,000,000).

(b) Subject to ADP’s right to self-insure coverage as set forth below, the foregoing coverages shall be maintained with insurers which have an A.M. Best rating of A- or better and /or an equivalent rating from a recognized insurance company rating agency.

(c) ADP’s policies shall be primary, and any insurance maintained by BFS is excess and noncontributory. ADP will name BFS as an additional insured under the coverages described in Section 15(a)(iii) and Section 15(a)(iv). Promptly upon BFS written request for same, ADP shall cause its insurers or insurance brokers to issue certificates of insurance evidencing that the coverages required under this Agreement are maintained and in force. In addition, ADP will use reasonable efforts to give thirty days notice to BFS prior to cancellation or non-renewal of any of the policies providing such coverage; provided, however that ADP shall not be obligated to provide such notice if, concurrently with such cancellation or non-renewal, ADP provides self-insurance coverage as described in Section 15(d) or obtains coverage from another insurer meeting the requirements described above.

(d) Notwithstanding the foregoing, ADP reserves the right to self-insure coverage, in whole or in part, in the amounts and categories designated above, in lieu of ADP’s obligations to maintain insurance as set forth above, at any time. Promptly upon BFS written request for same, ADP shall deliver certificates of insurance to confirm what coverage is in place.

(e) This Section does not replace or otherwise amend, in any respect, the limitations on ADP’s liability as set forth elsewhere in this Agreement. To the extent provided in Schedule B, ADP shall accommodate visits to the Facilities by insurance providers or potential insurance providers to the BFS Group.

16.	REGULATORY COMPLIANCE/ISSUES

(a) ADP acknowledges that BFS’ clients (and, in some respects, BFS itself) are subject to regulatory/compliance regimes and that mandatory changes to the laws, regulations and rules of such regimes (“Regulatory Changes”) may require modifications to the Services or the way they are provided in order for BFS and/or its clients to remain in compliance with such regimes. ADP agrees to use commercially reasonable efforts to modify the Services or the way they are provided within a reasonable time frame, using previous history (i.e. period prior to the Distribution) as a reference, considering the requirements of, and the time needed to implement, a particular regulatory change in order to accommodate any such Regulatory Changes; it being understood, however, that ADP shall not be obligated to incur or suffer any additional cost or expense in so doing. BFS will notify ADP of any Regulatory Changes. Due regard to the guiding principals of Section 2 shall be given in determinations of any additional charges regarding such ADP efforts.

(b) Each Party will comply with all laws and regulations applicable to it, including regulations relating to data privacy and security.

17.	COMMUNICATIONS

Except as required by applicable law, neither Party shall make any public statements or disclosures (including without limitation any press releases) without the prior written approval of the other Party. The Parties agree to work together to develop mutually agreeable public disclosures regarding the transactions covered by this Agreement, though neither is bound by this sentence to make or approve of any such disclosures.

18.	DISPUTE RESOLUTION

Any dispute between the Parties arising out of or relating to this Agreement (including the interpretation of any provision of this Agreement and/or the performance by ADP or BFS of any of its duties and obligations hereunder), shall be resolved as provided in this Section 18.

(a) Subject to Section 18(b) below, the Parties initially shall attempt to resolve the dispute informally, in accordance with the following escalation procedures:

(i) The Parties agree to use commercially reasonable efforts throughout the Term to attempt to resolve issues or disputes which arise between them (each, a “Dispute”) through the ordinary channels and contacts that apply to the day-to-day provision and management of the Services (including by means of addressing such matters at the Service Delivery Committee(s) and/or Management Committee, as applicable). If a Dispute cannot be resolved through such methods, it shall be escalated to the Executive Steering Committee which shall meet for the purpose of endeavoring to resolve such Dispute through good faith discussions.

(ii) The Executive Steering Committee shall meet as often as the Parties reasonably deem necessary in order for each Party to gather and furnish to the other all information with respect to the Dispute which such Party believes to be appropriate and germane in connection with its resolution.

(iii) If the Executive Steering Committee is unable to resolve the Dispute within 45 days after its first meeting regarding such Dispute (the “Initial Meeting Date”), each Party, through written notice to the other Party, shall promptly escalate the Dispute to the Chief Executive Officers of the Parties (the “Second Tier Dispute Representatives”) who shall meet (in person or by phone/video conference) to further endeavor to resolve such Dispute.

(iv) During the course of all discussions, all reasonable requests made by a Party to the other for non-privileged information, reasonably related to the Dispute, shall be honored in order that a Party may be fully advised of the other’s position.

(iv) The specific format for the discussions shall be left to the discretion of the applicable designated representatives, and meetings may be conducted via teleconference or other electronic means where each participant can hear, and be heard by, the other participant.

(b) Litigation of a Dispute (consistent with the provisions of Section 20.3) may only be commenced by either Party upon the earlier to occur of any of the following:

(i) the Second Tier Dispute Representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; and

(ii) ninety (90) days have elapsed from the Initial Meeting Date.

(c) Notwithstanding anything to the contrary contained in this Section 18, either Party may commence litigation (consistent with the provisions of Section 20.3) if doing so is reasonably deemed appropriate by the commencing Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or such Party makes a good faith determination that a temporary restraining order or other injunctive relief is necessary in order to protect such Party against a material, irreparable harm.

19.	REPRESENTATIONS & WARRANTIES

19.1 By ADP. ADP represents and warrants to BFS as follows:

(a) Organization, Standing and Authority of ADP. ADP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. ADP has all requisite power and authority to execute, deliver and perform this Agreement in accordance with its terms.

(b) Authorization and Binding Obligation of ADP. This Agreement has been duly authorized by all necessary actions on the part of ADP. This Agreement has been duly executed and delivered by ADP and shall constitute the legal, valid and binding obligation of ADP, enforceable against ADP in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and the application of general principles of equity.

(c) Absence of Conflicting Agreements. The execution and delivery of this Agreement by ADP (with or without the giving of notice, the lapse of time, or both) and the performance by ADP of the transactions contemplated hereby: (a) do not require the consent of any other Person; (b) will not conflict with ADP’s organizational documents; and (c) will not conflict with, result in a breach of, or constitute a default under, any other agreements to which ADP is a party or by which it is bound.

19.2 By BFS. BFS represents and warrants to ADP as follows:

(a) Organization, Standing and Authority of BFS.. BFS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. BFS has all requisite power and authority to execute, deliver and perform this Agreement in accordance with its terms.

(b) Authorization and Binding Obligation of BFS. This Agreement has been duly authorized by all necessary actions on the part of BFS. This Agreement has been duly executed and delivered by BFS and shall constitute the legal, valid and binding obligation of BFS, enforceable against BFS in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and the application of general principles of equity.

(c) Absence of Conflicting Agreements. The execution and delivery of this Agreement by BFS (with or without the giving of notice, the lapse of time, or both) and the performance by BFS of the transactions contemplated hereby: (a) do not require the consent of any other Person; (b) will not conflict with BFS organizational documents; and (c) will not conflict with, result in a breach of, or constitute a default under, any other agreements to which BFS is a party or by which it is bound.

20.	MISCELLANEOUS

20.1 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable by either Party without the prior written consent of the other Party; provided, however, that no consent is required in connection with (i) an acquisition of a Party by another party, whether by stock, assets, merger or other business combination, (ii) the disposition of all or substantially all of ADP’s assets or business used to provide the Services, (iii) the disposition of all or substantially all of BFS assets or business that utilize the Services or (iv) an internal assignment to an Affiliate. All third party assignees will be required to assume all obligations of the assigning Party, even if consent for the assignment was not required. In no event will ADP be bound to provide any material increase in Services due to an acquisition involving BFS, its assets or business (even in cases where consent of ADP for assignment was not required) unless applicable terms are mutually agreed to and memorialized in writing between ADP and the then applicable party..

20.2 Cooperation.

The Parties agree to use commercially reasonable and good faith efforts to cooperate with each other in all matters relating to the Services.

20.3 Forum for Disputes; Waiver of Jury Trial.

(a) Subject to the prior exhaustion of the procedures set forth in Section 18, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement or the subject matter hereof may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 20.4 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION 20.3(b), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

20.4 Notices.

All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by nationally recognized overnight courier to the Parties at the following addresses:

if to Broadridge or any member of the Broadridge Group, to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: President and Chief Operating Officer

with a copy to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: General Counsel

if to ADP or any member of the ADP Group, to:

ADP, Inc.

One ADP Boulevard

Roseland, NJ 07068-1728

Attention: President and Chief Operating Officer

with a copy to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, NJ 07068-1728

Attention: General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, and (ii) if delivered by nationally recognized overnight courier to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

20.5 Entire Agreement.

This Agreement (together with the Schedules), contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

20.6 Waivers and Amendments.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by BFS and ADP or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

20.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

20.8 Usage.

All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Unless otherwise expressly provided, monetary amounts are in U.S. dollars.

20.9 Sections; Headings.

All references herein to Sections and Subsections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Section and Subsection headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20.10 Interpretation.

The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns. In the event of any conflict between the terms of the main body of this Agreement, on the one hand, and the terms of the Schedules, on the other hand, this Agreement shall control and govern.

20.11 Severability of Provisions.

If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

20.12 Counterparts.

This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by one, but together signed by both, of the Parties.

20.13 No Personal Liability.

This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of either Party.

20.14 No Third Party Beneficiaries.

No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

20.15 Force Majeure.

(a) Neither Party shall be liable for any expense, loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the reasonable control of that Party, the non-performing Party is without fault in causing the delay or failure and any such event could not have been prevented by reasonable precautions (“Force Majeure”), including acts of God, acts or regulations of any Governmental Body, war, riots, insurrection, terrorism or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes, pandemics or shortages of fuel; provided, that: (a) ADP gives BFS, as soon as reasonably practicable, written notice describing the occurrence, including, to the extent reasonably possible, a non-binding estimation of its expected duration and probable impact on the performance of its obligations hereunder; (b) the suspension of performance is of a scope and duration reasonably related to the Force Majeure; and (c) ADP uses commercially reasonable efforts to mitigate the effects of the Force Majeure. Neither Party shall be entitled to terminate this Agreement due to a Force Majeure or any failure resulting from any such event except, in the case of terminations by BFS, if such

Force Majeure causes what would otherwise be an Extreme/Radical Failure by ADP under Section 3.4(d), provided that the “Relevant Periods” defined in such Section 3.4(d) are multiplied by three (3) for the purposes of this sentence (or, in the case of the third “Relevant Period” in such Section 3.4(d), multiplied by two (2) for the purposes of this sentence).

(b) In no event shall a Force Majeure event excuse ADP from implementing its Disaster Recovery Plan except to the extent the Force Majeure event also specifically affects the assets and facilities necessary to implement the Disaster Recovery Plan.

(c) Notwithstanding anything to the contrary contained herein: BFS shall not be obligated to pay any fees to ADP with respect to Services that have not been provided due to a Force Majeure event for so long as such situation continues. A Force Majeure event affecting BFS (but not suspending the Services) shall not excuse BFS from its payment obligations hereunder. Other than as set forth in the immediately preceding sentence, BFS shall be free to retain replacement services from another source during a Force Majeure event.

20.16 Independent Contractor (Non-Agent) Status.

Except as otherwise agreed in writing by the Parties (and as contemplated by Section 7.2 regarding the BFS Managed Agreements), in the performance of the Services to be rendered hereunder, ADP and its Affiliates shall at all times act as independent contractors, and none is in any respect an agent, attorney, employee, representative, joint venturer or fiduciary of the other Party, and neither Party shall declare or represent to any third party that ADP or any of its Affiliates is acting in any respect as agent, attorney, employee representative, joint venturer or fiduciary of the Service Recipients. Neither ADP or its Affiliates, on the one hand, nor BFS or its Affiliates, on the other, shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

20.17 Employees.

Individuals employed by ADP or its Affiliates who provide Services pursuant to this Agreement shall in no respect be considered employees of BFS or any other applicable Service Recipients. ADP or one of its Affiliates shall act as the sole employer of the individuals it employs and shall not delegate any employment functions to the Service Recipients. Individuals employed by BFS or its Affiliates who are involved in the transactions contemplated by this Agreement shall in no respect be considered employees of ADP or any of ADP’s Affiliates. Each Party shall act as the sole employer (i.e. to the exclusion of the other Party) of the individuals it employs and shall not delegate any employment functions to the other Party or the other Party’s Affiliates.

20.18 Further Assurances.

Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws to carry out the intents and purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Data Center Outsourcing Services Agreement as of the Effective Date.

ADP, INC.	BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	By:
Name:	Name:
Title:	Title:

Guaranty by ADP Parent:

ADP Parent hereby covenants and guaranties to BFS that it shall ensure at all times that ADP maintains the resources necessary to satisfy its obligations under this Agreement in accordance with its terms, including satisfaction of any financial liabilities of ADP to BFS and any BFS Indemnified Persons under this Agreement; and that if ADP fails to satisfy any such financial liabilities, ADP Parent shall be required to do so, subject only to the legitimate defenses which ADP has with respect to such matters.

IN WITNESS WHEREOF, ADP Parent has countersigned this Data Center Outsourcing Services Agreement as of the Effective Date.

AUTOMATIC DATA PROCESSING, INC.

By:
Name:
Title: